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                                                                  Exhibit 3.1(b)

                         CERTIFICATE OF AMENDMENT TO THE
           THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          ALLIANCE MEDICAL CORPORATION

         Alliance Medical Corporation, a corporation organized and existing under the General Corporation Law of Delaware ("Corporation") pursuant to
Section 242 of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY AS TO THE FOLLOWING:

         FIRST: The name of the corporation is Alliance Medical Corporation.

         SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on October 7, 1997 under the name GB Company. On February 4, 1998, the corporation filed a Certificate of Amendment to change the name of the corporation to Alliance Medical Corporation. On August 27, 1998, the corporation filed a Certificate of Amendment to increase the authorized capital stock of the corporation. On July 12, 1999, the corporation filed a Certificate of Amendment to further increase the authorized capital stock of the corporation. On July 19, 1999, the corporation filed a Certificate of Designations, Preferences and Rights creating the Series A 8% Participating Preferred Stock of the corporation. On July 31, 2000, the corporation filed a First Amended and Restated Certificate of Incorporation creating the Series B 8% Participating Preferred Stock. On February 6, 2001, the corporation filed a Second Amended and Restated Certificate of Incorporation creating the Series C 8% Participating Preferred Stock. On August 13, 2001, the corporation filed a Third Amended and Restated Certificate of Incorporation creating the Series D 8% Participating Preferred Stock.

         THIRD: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL"), the Board of Directors of the corporation has duly adopted, and a sufficient percentage of the outstanding stock entitled to vote thereon and a sufficient percentage of the outstanding stock of each class entitled to vote as a class has approved by written consent in accordance with Section 228, the amendments to the Third Amended and Restated Certificate of Incorporation set forth in this Certificate of Amendment.

         FOURTH: Article Four, Section A of the Third Amended and Restated Certificate of Incorporation is amended to add the following language:

         "Effective on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every 3.3297 outstanding shares of Common Stock of the corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the corporation (the "Reverse Split") and the authorized shares of the corporation will remain as set forth in this Certificate of Incorporation. No fractional share will be issued in connection with the Reverse Split; all shares of Common stock that are held by a stockholder will be aggregated subsequent to the Reverse Split and each fractional share resulting from that aggregation that is held by a stockholder will be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the Reverse Split, that holder will be entitled to receive a cash amount equal to the value of the fractional share based upon the value of the Common Stock as determined by the Corporation's Board of Directors as of the effective date of the Reverse Split."
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         FIFTH: Subsection 12 of Sections B, C, D, and E, respectively, of
Article Four of the Third Amended and Restated Certificate of Incorporation are each amended to read as follows:

         ""Qualified Public Offering" means a firm commitment underwritten Public Offering by the Corporation of shares of its Common Stock in which (i) the aggregate price paid by the public for the shares shall be at least $30 million, and (ii) the price per share paid by the public for such shares shall be at least 300% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering; EXCEPT THAT QUALIFIED PUBLIC OFFERING WILL HAVE THE SAME MEANING AS PUBLIC OFFERING PROVIDED THAT THE CORPORATION COMPLETES A FIRM COMMITMENT UNDERWRITTEN PUBLIC OFFERING BY JANUARY 1, 2002 THAT IS APPROVED BY THE BOARD OF DIRECTORS OF THE CORPORATION."

         IN WITNESS WHEREOF, Alliance Medical Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer this 13th day of November, 2001, and the foregoing facts stated herein are true and correct.

                                       ALLIANCE MEDICAL CORPORATION

                                       By: /s/ Tim Einwechter
                                           _____________________________________
                                       Name: Tim Einwechter
                                       Title: Chief Financial Officer